UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STEPAN COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 24, 2007

at 9:00 a.m.

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of STEPAN COMPANY (the “Company”) will be held at the Company’s Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, April 24, 2007, at 9:00 a.m., for the following purposes:

1.	To elect one Director to the Board for a two-year term and three Directors to the Board for a three-year term.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2007.

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on February 23, 2007, as the record date for determining holders of 5 1/2% Convertible Preferred Stock and Common Stock entitled to notice of and to vote at the meeting.

Copies of the Company’s Annual Report and the Form 10-K for the year 2006 are enclosed with this notice.

By order of the Board of Directors,

KATHLEEN M. OWENS

    Assistant Secretary

Northfield, Illinois

March 22, 2007

The Board of Directors of the Company extends a cordial invitation to all stockholders to be present at the meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible.

March 22, 2007

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

Edens Expressway and Winnetka Road

Northfield, Illinois 60093

To be held at 9:00 a.m. on April 24, 2007

The enclosed proxy is solicited by the Board of Directors of the Company, and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s Officers and employees may solicit proxies from stockholders personally or by telephone or letter. Arrangements will be made with the brokers, custodians, nominees, or other fiduciaries who so request for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in that connection.

At the close of business on February 23, 2007, the record date for the meeting, there were 572,854 shares of 5 1/2% Convertible Preferred Stock (“Preferred Stock”) outstanding, each share of which is convertible into 1.14175 shares of Common Stock and is entitled to 1.14175 votes on each matter to be voted on at the meeting, and, assuming the Preferred Stock were converted, there would be 9,892,577 shares of Common Stock outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting.

This proxy statement and proxy are being sent or given to stockholders commencing on or about March 22, 2007. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy.

ELECTION OF DIRECTORS

The persons named in the enclosed Proxy will vote for the election of Mr. Gregory E. Lawton as a Director of the Company to hold office until the Annual Stockholders’ Meeting to be held in the year 2009, and for the election of Messrs. Robert G. Potter, F. Quinn Stepan and Edward J. Wehmer as Directors of the Company to hold office until the Annual Stockholders’ Meeting to be held in the year 2010.

The Board of Directors has recommended Mr. Lawton be elected for a two-year term in order to satisfy Rule 304 of the New York Stock Exchange regarding a classified Board of Directors. Such rule provides that for a classified Board of Directors, the classes should be of approximately equal size and tenure. Since the Company’s Board of Directors is comprised of seven members divided into three classes, if all nominees are elected by the stockholders, the classes will be as follows: Class I (Messrs. Thomas F. Grojean and F. Quinn Stepan, Jr.), Class II (Messrs. Robert D. Cadieux and Gregory E. Lawton) and Class III (Messrs. Robert G. Potter, F. Quinn Stepan and Edward J. Wehmer).

Under the Company’s Certificate of Incorporation and By-laws, Directors are elected by a plurality of the voting power of the shares of Preferred Stock and Common Stock present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class. The outcome of the election will not be affected by shares that withhold authority to vote in the election.

In the event any one or more of such nominees shall be unable to serve as Director, votes will be cast, pursuant to the authority granted in the enclosed Proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of the nominee Gregory E. Lawton for a two-year term and FOR the election of the nominees Robert G. Potter, F. Quinn Stepan and Edward J. Wehmer for a three-year term.

Nominees For Director

The following table sets forth certain information about the nominees for Director:

Name of Nominee	Principal Occupation and Business Experience During the Past Five Years, Other Directorships and Age	Year of First Election as Director	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Gregory E. Lawton	Private Investor. President and Chief Executive Officer of JohnsonDiversey, Inc., a manufacturer of cleaning products, from October 2000 to February 2006. From January 1999 to September 2000, President and Chief Operating Officer of Johnson Wax Professional. President of NuTone, Inc., a subsidiary of Williams plc based in Cincinnati, Ohio from 1994 to 1998. From 1989 to 1994, served with Procter & Gamble as Vice President and General Manager of several consumer product groups. Director of General Cable and Superior Metals. Age—56	2006	2,123(2)	*

Robert G. Potter	Private Investor. Chairman and Chief Executive Officer of Solutia Inc., the former chemical businesses of Monsanto Company, from 1997 to 1999. Chief Executive of the chemical businesses of Monsanto Company from 1986 to 1997. Director of Arch Coal Inc. Director of several private companies. Age—67	1995	21,046(3) (4)	*

F. Quinn Stepan	Chairman of the Company since November 1984. Chief Executive Officer of the Company from November 1984 to December 2005. Age—69	1967	2,045,998(5) (6) (7) (8) (9)	20.6%

Edward J. Wehmer	President and Chief Executive Officer of Wintrust Financial Corporation, a financial services company, since May 1998. Prior to May 1998, President and Chief Operating Officer of Wintrust Financial Corporation since its formation in 1996. Director of Wintrust Financial Corporation since 1996. Involved in several charitable and fraternal organizations. Age—52	2003	6,438(10) (11)	*

* Less than one percent of outstanding shares.

(1)	Number of shares for each Director includes (a) shares of Common Stock owned by the spouse of the Director and shares held by the Director or his spouse as trustee or custodian for the benefit of children and family members where the trustee has voting or investment power, (b) shares of Common Stock which may be acquired through conversion of Preferred Stock, and (c) shares pledged as security by such Director.
(2)	Includes 473 shares credited to such Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005.
(3)	Includes 12,125 shares credited to such Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005.
(4)	Includes 6,345 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.
(5)	See Note (3) to tables under Security Ownership of Certain Beneficial Owners.
(6)	See Note (5) to tables under Security Ownership of Certain Beneficial Owners.
(7)	See Note (6) to tables under Security Ownership of Certain Beneficial Owners.
(8)	See Note (7) to tables under Security Ownership of Certain Beneficial Owners.
(9)	See Note (8) to tables under Security Ownership of Certain Beneficial Owners.
(10)	Includes 1,059 shares credited to such Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005.
(11)	Includes 1,879 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.

Directors Whose Terms Continue

The following table sets forth certain information about those Directors who are not up for reelection as their respective term of office does not expire this year:

Name of Director	Principal Occupation and Business Experience During the Past Five Years, Other Directorships and Age	Year of First Election as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Robert D. Cadieux	Private Investor. From 1993 to January 1995, President and Chief Executive Officer of Air Liquide America Corporation, a manufacturer of industrial gases. From 1991 to 1993, Executive Vice President of Amoco Corporation. From 1983 to 1991, President of Amoco Chemical Company. Trustee of Illinois Institute of Technology. Age—69	1992	2009	13,084(2) (3)	*

Thomas F. Grojean	Chairman, Chief Executive Officer and sole owner of Grojean Transportation, a nationwide truckload freight carrier, since 1990. Age—68	1977	2008	35,296(2) (4)	*

F. Quinn Stepan, Jr.	President and Chief Executive Officer of the Company since January 2006. President and Chief Operating Officer of the Company from February 1999 to December 2005. Director of Follett Corporation since February 2005. Age—46	1999	2008	786,260(5) (6)	7.9%

*Less than one percent of outstanding shares.

(1)	See Note (1) to table under Nominees for Director.
(2)	Includes 6,345 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.
(3)	Includes 1,059 shares credited to such Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005.
(4)	Includes 19,061 shares credited to such Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005.
(5)	Includes 415,566 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans and Profit Sharing Plan Trust under the terms of a Trust Agreement effective August 1, 2003, with Russell Trust Company (“Russell”). Russell is also the trustee for the Company’s Employee Stock Ownership Plan (“ESOP”) and the Employee Stock Ownership Plan II (“ESOP II”). Russell expressly denies any beneficial ownership in the securities of these plans.
(6)	Includes 200,814 shares that F. Quinn Stepan, Jr. has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, 1,246 shares allocated to F. Quinn Stepan, Jr. under ESOP, 2,335 shares of Common Stock and 553 shares of Preferred Stock allocated to F. Quinn Stepan, Jr. under ESOP II, and 27,248 shares credited to F. Quinn Stepan, Jr.’s stock account under the Management Incentive Plan Amended and Restated as of January 1, 2005 (the “Management Incentive Plan”). Amounts credited to an employee’s stock account at the time of separation of service from the Company shall be paid as the employee has elected under the provisions of the Management Incentive Plan. Also includes 5,000 shares pledged as security for a bank loan agreement and 64,628 shares held in a margin account.

Family Relationships

F. Quinn Stepan, Jr. is the son of F. Quinn Stepan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of February 23, 2007, the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock were the following:

	Number of Shares of Common Stock Beneficially Owned(2)(8)				Total Shares	Percentage of Outstanding Shares of Common Stock
	Voting and/or Investment Power
Name and Address(1)	Sole		Shared
F. Quinn Stepan(4)	1,539,998	(5)(6)(7)	506,000	(3)	2,045,998	20.6%
Dimensional Fund Advisors LP	657,925	(9)			657,925	6.6%
Barclays Global Investors, NA	537,499	(10)			537,499	5.4%
Paul H. Stepan(4)	8,317		506,000	(3)	514,317	5.1%

As of February 23, 2007, the only persons known to the Company to beneficially own more than five percent of the Company’s Preferred Stock were the following:

	Number of Shares of Preferred Stock Beneficially Owned(2)			Total Shares	Percentage of Outstanding Shares of Preferred Stock
	Voting and/or Investment Power
Name and Address(1)	Sole	Shared
F. Quinn Stepan(4)	22,162	166,480	(3)	188,642	32.9%
Paul H. Stepan(4)	4,193	166,480	(3)	170,673	29.7%
Mary Louise Wehman(4)	89,684			89,684	15.6%
John Stepan(4)	76,872			76,872	13.4%
Charlotte Stepan Shea(4)	35,244			35,244	6.1%

(1)	Except as otherwise set forth herein, the address of all persons named is Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.
(2)	Represents number of shares beneficially owned as of February 23, 2007. Number of shares owned includes shares held by the spouses of F. Quinn Stepan and Paul H. Stepan and shares held by the persons listed in the table, as trustee or custodian for the benefit of children and family members where the trustee or custodian has voting or investment power.
(3)	F. Quinn Stepan and Paul H. Stepan are managing partners of a family-owned limited partnership which is the sole general partner in another family-owned limited partnership which owns 272,667 shares of Common Stock and 166,480 shares of Preferred Stock. These shares are pledged by the partnership as security for a bank loan agreement. The shares owned by the partnership are included in the tables for both F. Quinn Stepan and Paul H. Stepan.
(4)	F. Quinn Stepan, Paul H. Stepan, John Stepan, Mary Louise Wehman and Charlotte Stepan Shea are the children of the late Mary Louise Stepan and the late Alfred C. Stepan, Jr.
(5)	Includes 5,316 shares of Common Stock allocated to F. Quinn Stepan under ESOP and 39,424 shares of Common Stock and 9,350 shares of Preferred Stock allocated to F. Quinn Stepan under ESOP II.
(6)	Includes 253,432 shares which F. Quinn Stepan has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.
(7)	Includes 180,600 shares of Common Stock credited to F. Quinn Stepan’s stock account under the Management Incentive Plan.
(8)	Includes the number of shares of Common Stock which the specified person has the right to acquire by conversion of Preferred Stock beneficially owned by such person.
(9)

Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over 657,925 shares of Company stock as of December 31, 2006. These shares are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

(10)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007, by Barclays Global Investors, NA, a bank, 45 Fremont Street, San Francisco, California 94105, (“BGI”), Barclays Global Fund Advisors, an investment adviser (“BGFA”), Barclays Global Investors, Ltd., a bank (“BGIL”), and Barclays Global Investors Japan Trust and Banking Company Limited, a bank (“BGIJ”). In the Schedule 13G, the Barclays reporting entities do not affirm the existence of a group and state that their shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Barclays reporting entities disclosed that, taken as a whole, they have sole voting power as to 527,044 shares and sole dispositive power as to 537,499 shares. The respective Barclays reporting entities disclosed voting and dispositive power as follows: BGI, sole voting power as to 429,977 shares and sole dispositive power as to 440,432 shares; BGFA, sole voting power as to 97,067 shares and sole dispositive power as to 97,067 shares; and each of BGIL and BGIJ disclosed sole voting power as to 0 shares and sole dispositive power as to 0 shares.

Security Ownership of Management

The following table sets forth, as of the close of business on February 23, 2007, the security ownership of each Executive Officer listed in the Summary Compensation Table herein, each Director and nominee for Director, and all Directors and Executive Officers as a group on such date:

Name	Number and Percent of Shares of Common Stock Beneficially Owned(1)
James E. Hurlbutt	467,037	(2)	4.7%
John V. Venegoni	93,948	(3)	*
Robert J. Wood	64,728	(4)	*
F. Quinn Stepan	2,045,998	(5)	20.6%
F. Quinn Stepan, Jr.	786,260	(6)	7.9%
Robert D. Cadieux	13,084	(7)	*
Thomas F. Grojean	35,296	(8)	*
Gregory E. Lawton	2,123	(9)	*
Robert G. Potter	21,046	(10)	*
Edward J. Wehmer	6,438	(11)	*
All Directors and Executive Officers(12)	3,261,764		32.9%

*Less than one percent of outstanding shares.

(1)	Number of shares for each Director, nominee for Director and Executive Officer (and Directors and Executive Officers as a group) includes (a) Common Stock owned by the spouse of the Director, nominee for Director or Executive Officer and shares held by the Director, nominee for Director or Executive Officer or his spouse as trustee or custodian for the benefit of children and family members where the trustee has voting or investment power, (b) shares of Common Stock which may be acquired within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans or conversion of Preferred Stock, and (c) shares pledged as security by such Director, nominee for Director or Executive Officer.
(2)

Includes 1,351 shares allocated to James E. Hurlbutt under ESOP, 2,478 shares of Common Stock and 587 share of Preferred Stock allocated to James E. Hurlbutt under ESOP II, 33,749 shares that James E. Hurlbutt has the right to acquire under the Company’s stock option plans, and 8,010 shares credited to James E. Hurlbutt’s stock account under the Management Incentive Plan. Also includes 3,700 shares held in a margin account. Number of shares also includes 415,566 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans and Profit Sharing Plan Trust under the terms of a Trust Agreement effective August 1, 2003, with Russell. Russell is also the Trustee for the Company’s ESOP and ESOP II. Russell expressly denies any beneficial ownership in the securities of these plans.

(3)	Includes 1,191 shares allocated to John V. Venegoni under ESOP, 2,203 shares of Common Stock and 522 shares of Preferred Stock allocated to John V. Venegoni under ESOP II, 73,481 shares that John V. Venegoni has the right to acquire under the Company’s stock option plans, and 11,889 shares credited to John V. Venegoni’s stock account under the Management Incentive Plan.
(4)	Includes 1,223 shares allocated to Robert J. Wood under ESOP, 2,602 shares of Common Stock and 617 shares of Preferred Stock allocated to Robert J. Wood under ESOP II, 45,608 shares that Robert J. Wood has the right to acquire under the Company’s stock option plans, and 12,991 shares credited to Robert J. Wood’s stock account under the Management Incentive Plan.
(5)	See table under Nominees for Director.
(6)	See table under Directors Whose Terms Continue.
(7)	See table under Directors Whose Terms Continue.
(8)	See table under Directors Whose Terms Continue.
(9)	See table under Nominees for Director.
(10)	See table under Nominees for Director.
(11)	See table under Nominees for Director.
(12)	As of February 23, 2007, all Directors and Executive Officers as a group beneficially owned 191,528 shares of Preferred Stock, including 12,236 shares of Preferred Stock allocated to Company-employed Directors and Executive Officers under ESOP II, and which collectively represented 33.4% of the outstanding Preferred Stock and were convertible into 218,677 shares (2.2%) of Common Stock. As of February 23, 2007, Company-employed Directors and Executive Officers as a group had the right to acquire 706,407 shares of Common Stock under stock options exercisable within 60 days, 11,977 shares of Common Stock were allocated to Company-employed Directors and Executive Officers under ESOP, 51,603 shares of Common Stock were allocated to Company-employed Directors and Executive Officers under ESOP II, and 249,774 shares of Common Stock were credited to stock accounts of Company-employed Directors and Executive Officers under the Management Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006, about the Company’s securities which may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,217,816	$24.57	998,100	(1)
Equity compensation plans not approved by security holders	None	None	None

Total	1,217,816	$24.57	998,100

(1)	Under the Company’s existing equity compensation plans, shares may be issued in the form of performance stock awards as awarded by the Compensation and Development Committee of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company’s Executive Officers and Directors, and persons who own more than 10 percent of the Company’s Common Stock or Preferred Stock, to file reports of beneficial ownership and changes in beneficial ownership of the Common Stock or Preferred Stock with the Securities and Exchange Commission, the New York Stock Exchange, the Chicago Stock Exchange and the Company. Based solely upon a review of the copies of such forms received by it during or with respect to its most recent fiscal year, or written representations from certain reporting persons, the Company believes that all persons subject to Section 16(a) reporting filed the required reports on time.

Policies and Procedures for Approving Related Person Transactions

The Company has adopted a policy entitled “Stepan Company Related Party Transactions Policy and Procedures” which was approved by the Audit Committee of the Board of Directors on February 22, 2007 (“Related Party Transactions Policy”). This policy applies to transactions involving the Company and a Related Party which is defined as a person or entity who is a Company executive officer, director, or nominee for election as a director, or a beneficial owner of 5% or more of the Company’s stock, and the immediate family members of these persons. The Related Party Transactions Policy states that the Company will enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise set forth in the Related Party Transactions Policy, approves the Related Party Transaction after determining that it is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee will review the material facts of all Related Party Transactions under the Related Party Transactions Policy in order to make such determination and to decide whether to approve or disapprove such Related Party Transaction. No director shall participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the director shall provide any material information concerning the Related Party Transaction requested by the Audit Committee.

As set forth in the Related Party Transactions Policy, the Audit Committee has reviewed and approved certain Related Party Transactions and determined that the following Related Party Transactions shall be deemed to be pre-approved or ratified under the terms of the Related Party Transactions Policy without further review by the Audit Committee: employment of executive officers; director compensation/reimbursement; transactions where all employees or stockholders receive proportional benefits; transactions with another company at which a Related Party’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and certain company charitable contributions if the Related Party’s only relationship is as an employee (other than as an executive officer) or a director or in a similar capacity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of such organization’s total annual receipts. In addition, the Board of Directors has delegated to the Audit Committee Chairman the authority to approve or ratify any Related Party Transaction with a Related Party in which the aggregate amount involved is expected to be less than $120,000. All other Related Party Transactions must be approved by the Audit Committee pursuant to the procedures discussed below.

At each calendar year’s first regularly scheduled Audit Committee meeting, the Company’s management will submit any Related Party Transaction it would like the Company to enter into for that calendar year, including the proposed aggregate value of such transaction, if applicable. After the first calendar year meeting, any additional Related Party Transactions must be submitted to the Audit Committee for approval. Once the Audit Committee determines that the proposed transaction involved exceeds $120,000 and is a Related Party Transaction that requires review and approval by the Audit Committee, the proposed Related Party Transaction and relevant factors will be reviewed by the Audit Committee. The factors considered by the Audit Committee for its evaluation of a Related Party Transaction include the Related Party’s relationship to the Company and the interest in the transaction; the material facts of the proposed Related Party Transaction, including the proposed aggregate value of such transaction; the benefits to the Company of the proposed Related Party Transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the proposed Related Party Transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. For ongoing transactions, the Audit Committee will take into consideration the Company’s contractual obligations and, based on all relevant facts and circumstances, determine if the Related Party Transaction remains in the best interests of the Company and its stockholders. After review, the Audit Committee will approve or disapprove such transactions and at each subsequently scheduled meeting, the Company will update the Audit Committee as to any material change to those transactions.

In the event the Company’s Chief Executive Officer, Principal Financial Officer or General Counsel becomes aware of a Related Party Transaction that has not been previously approved or ratified under the Related Party Transactions Policy, if the transaction is pending, it will be submitted to the Audit Committee promptly for its consideration of all available relevant facts and circumstances, including the benefits to the Company; the impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Based on its conclusions, the Audit Committee will evaluate all options, including ratification, amendment or termination of the Related Party Transaction. If the transaction is ongoing or has been completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate and will request that the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to these procedures are recommended.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. Paul H. Stepan (brother of F. Quinn Stepan and uncle of F. Quinn Stepan, Jr.) served as a Director of the Company until his resignation effective February 14, 2006. Mr. Paul H. Stepan was hired as an attorney with the law firm of McGuireWoods LLP (“McGuireWoods”) on December 19, 2005. The Company retained McGuireWoods for legal services beginning in 2005. During 2006, the Company retained McGuireWoods to perform legal services for the Company in the amount of $433,463. The amount of legal fees paid by the Company to McGuireWoods in 2006 does not exceed five percent of McGuireWoods’ gross revenues for McGuireWoods’ last full fiscal year. The Company has continued to retain McGuireWoods in 2007. It is anticipated that the amount of legal fees to be paid by the Company to McGuireWoods in 2007 will not exceed five percent of McGuireWoods’ gross revenues for McGuireWoods’ next full fiscal year. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this previously approved Related Party Transaction and has determined that it is in the best interest of the Company and its stockholders to continue to permit the Company to retain McGuireWoods for legal services. Accordingly, the Audit Committee has agreed to continue to waive the conflict of interest provisions of the Company’s Code of Conduct to permit the retention of McGuireWoods and has approved this transaction under the Related Party Transactions Policy.

Mr. John Stepan (brother of F. Quinn Stepan and Paul H. Stepan and uncle of F. Quinn Stepan, Jr.) serves as a consultant for Hub International of Illinois Limited and an affiliate (“HUB”). HUB serves as an insurance broker for the Company to place various types of insurance coverage, including employee benefit policies, non-employee benefit policies and surety bonds. As the broker, HUB receives commissions for premiums paid by the Company for this insurance coverage. In 2006, the Company paid $83,709 in premiums for this insurance coverage, and HUB received $18,692 in commissions for these premiums. In 2006, HUB paid John Stepan $4,673 in fees for insurance coverage placed by HUB for the Company. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this previously approved Related Party Transaction and has determined that it is in the best interest of the Company and its stockholders to continue to permit the Company to retain HUB as an insurance broker. Accordingly, the Audit Committee has agreed to continue to waive the conflict of interest provisions of the Company’s Code of Conduct to allow HUB to serve as an insurance broker for the Company and has approved this transaction under the Related Party Transactions Policy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s officers, directors and employees, including the Company’s Principal Executive Officer and Principal Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

Board of Directors and Committee Meetings

During 2006, there were five regular meetings of the Board of Directors. During 2006, all of the Directors attended greater than 75 percent of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which such Director was a member. The Company does not have a formal policy regarding Director attendance at the Company’s Annual Meeting of Stockholders. All Directors attended the 2006 Annual Meeting of Stockholders and plan to attend the 2007 Annual Meeting of Stockholders. The Company’s Board of Directors has a standing Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee.

On February 13, 2006, Mr. Paul H. Stepan, a Company Director, resigned from the Board of Directors effective February 14, 2006. Mr. Gregory E. Lawton is a Director who was elected by the Board of Directors on April 25, 2006, to be a Company Director until the next annual meeting of stockholders which is April 24, 2007. Messrs. Robert G. Potter, F. Quinn Stepan, and Edward J. Wehmer are current Company Directors who were previously elected by the stockholders. The terms for Messrs. Potter, Stepan and Wehmer expire in 2007. The nomination of Mr. Gregory E. Lawton to stand for election for a two-year term and the nominations for Messrs. Potter, Stepan and Wehmer to stand for election for a three-year term at the 2007 Annual Meeting of Stockholders have each been reviewed and approved by the Nominating and Corporate Governance Committee.

•	Audit Committee

The Board of Directors has an Audit Committee, which held six meetings in 2006. The functions of the Audit Committee include annual selection and engagement of the independent registered public accounting firm, meeting with the independent registered public accounting firm before the year-end audit to review the proposed fees and scope of work of the audit, meeting with the independent registered public accounting firm at the completion of the year-end audit to review the results of the audit and internal controls over financial reporting, meeting with the independent registered public accounting firm quarterly prior to the Company’s filing of its report on Form 10-Q, review of the independent registered public accounting firm’s memorandum setting forth findings and suggestions regarding internal controls, financial policies and procedures and management’s response thereto, review of the internal audit program of the Company, review of unusual or significant financial transactions, review and approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transactions Policy, and preparation of an Audit Committee report as required by the Securities and Exchange Commission to be included in this proxy statement. The members of the Audit Committee in 2006 were Messrs. Cadieux (Chairman), Grojean, Lawton and Wehmer, all of whom are outside independent directors as defined under the rules of the New York Stock Exchange and described below under “Director Independence.” The Board of Directors has determined that Mr. Wehmer is qualified as the Audit Committee’s financial expert within the meaning of the Securities and Exchange Commission regulations. In addition, the Board of Directors has determined that Mr. Wehmer has accounting and related financial management expertise within the meaning of the rules of the New York Stock Exchange. None of the Audit Committee members serve on the audit committee of more than two public companies.

The report of the Audit Committee is included in this proxy statement. The charter of the Audit Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Compensation and Development Committee

The Board of Directors has a Compensation and Development Committee, which held two meetings in 2006. The functions of the Compensation and Development Committee include reviewing the salaries of the Executive Officers of the Company each year, adjusting them as appropriate, approving all management incentive awards, approving proposals for granting of stock awards, providing advice and counsel to the Company regarding executive development and succession planning, approving management’s Compensation Discussion and Analysis, and preparing the Compensation and Development Committee Report as required by the Securities and Exchange Commission to be included in this proxy statement. The members of the Compensation and Development Committee in 2006 were Messrs. Grojean (Chairman), Lawton and Potter, all of whom are outside independent directors as defined under the rules of the New York Stock Exchange and described below under “Director Independence.”

Both the Compensation Discussion and Analysis and the Compensation and Development Committee Report are included in this proxy statement. The charter of the Compensation and Development Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee, which held three meetings in 2006. The functions of the Nominating and Corporate Governance Committee include assisting the Board of Directors by identifying individuals qualified to become board members and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders, developing and recommending to the Board of Directors the guidelines for corporate governance applicable to the Company, leading the Board of Directors in its annual review of the Board of Directors’ performance, and recommending to the Board of Directors the director nominees for each committee. The members of the Nominating and Corporate Governance Committee are Messrs. Cadieux, Potter (Chairman) and Wehmer, all of whom are outside independent directors as defined under the rules of the New York Stock Exchange and described below under “Director Independence.” The charter of the Nominating and Corporate Governance Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors to address the membership criteria. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board of Director membership and be addressed to Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. To submit a director nomination for next year’s annual meeting of stockholders, the deadlines are as set forth in the Stockholder Proposals section provided below. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

The Corporate Governance Guidelines contain the Board of Directors’ membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, the nominees should also possess recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a Company director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for director includes recommendations by stockholders, non-management directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the criteria described above and interviews of director candidates by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the factors described above, as well as any of the general criteria previously described in this section.

The Nominating and Corporate Governance Committee reports annually to the Board of Directors on an assessment of the Board of Directors’ performance. The Chairman of the Nominating and Corporate Governance Committee initially discusses the assessment with the Chairman, and if desired by any director, the assessments are discussed at the Executive Sessions of the non-management directors. The assessment is of the Board of Directors’ contribution in its entirety and reviews areas in which the Board of Directors and/or management believe a stronger contribution could be made. The Nominating and Corporate Governance Committee is responsible for evaluating the performance of current board members at the time they are considered for re-nomination to the Board of Directors.

Director Independence

For purposes of determining director independence, the Company has adopted the following standards in compliance with the New York Stock Exchange director independence standards as currently in effect. These standards are not posted on the Company’s website but are provided as set forth below. No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The director, or an immediate family member, has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external independent registered public accounting firm; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on its compensation committee; or

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s directors and each member of the Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined that each of Robert D. Cadieux, Thomas F. Grojean, Gregory E. Lawton, Robert G. Potter and Edward J. Wehmer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the aforementioned standards.

Mr. F. Quinn Stepan and Mr. F. Quinn Stepan, Jr. could not be deemed independent under the rules of the New York Stock Exchange since Mr. F. Quinn Stepan has served as the Chairman of the Company since November 1984 and Mr. F. Quinn Stepan, Jr. has served as the President and Chief Executive Officer of the Company since January 2006. Mr. Paul H. Stepan was a director who resigned from the Board of Directors effective February 14, 2006. Mr. Paul H. Stepan was not deemed independent under the rules of the New York Stock Exchange since he was an immediate family member of Mr. F. Quinn Stepan, an executive officer of the Company.

Executive Sessions

Executive Sessions of non-management directors will be held at least two times per year. At least one of the Executive Sessions each year will be limited to independent directors as defined under the rules of the New York Stock Exchange. In 2006, four Executive Sessions were held by the independent directors and chaired by Mr. Potter. The Executive Sessions are scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. In 2007, the Chairman of the Nominating and Corporate Governance Committee is Mr. Potter. Any non-management director can request that an additional Executive Session be scheduled. A stockholder may communicate with the Chairman of the Nominating and Corporate Governance Committee by writing to him, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

Compensation Committee Interlocks and Insider Participation

None.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation and Development Committee of the Board of Directors (defined within this Compensation Discussion and Analysis section as the “Committee”) is responsible for establishing and administering the Company’s policies, programs and procedures for compensating the Company’s management. The Committee is also responsible for providing advice and counsel to the Company regarding executive development and succession planning. The Committee acts pursuant to a charter which is available on the Company’s website at http://www.stepan.com, under “Investors—Corporate Governance.”

The individuals who served as the Company’s Principal Executive Officer and Principal Financial Officer during fiscal year 2006, as well as the three other most highly compensated individuals included in the Summary Compensation Table in this proxy statement, shall be referred to herein as the named executive officers (“NEOs”).

Compensation Philosophy and Objectives

The Company’s guiding philosophy in executive compensation is that the base pay of executive officers should reflect job responsibilities and performance, and should be competitive internally, to like or comparable positions, as well as externally, to like or comparable positions within the chemical industry. The Company uses job evaluation, external market comparison and internal equity measures consistent with contemporary practice when determining executive compensation. Compensation policy is established in accordance with data supplied by independent compensation consulting firms for base pay trends and data in the chemical industry. The Company’s compensation philosophy is reviewed annually by the Committee.

The Company measures the success of the overall compensation programs and philosophy by monitoring turnover of all employees, including all executives, and the ability to attract and fill key open positions in a timely manner. Specific elements of compensation are used for specific purposes, as described in the Elements of Compensation section as set forth below.

To date, the Committee has not considered the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, benchmark executive compensation against other companies in the chemical industry on a regular basis. Except for the limits regarding incentive compensation, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Committee Actions

The Committee held two meetings in 2006. During the February 2006 meeting, the Committee reviewed and recommended to the Board of Directors that the election of Mr. Gregory Servatius to serve as the Company’s Vice President—Human Resources and as an executive officer of the Company be approved. The Committee reviewed and approved the recommended 2005 awards under the Management Incentive Plan. The Committee also reviewed and approved the recommended 2006 Incentive Targets for the Company’s Management Incentive Plan. At the February 2007 meeting, the Committee reviewed and approved the 2006 awards and the recommended 2007 Incentive Targets under the Company’s Management Incentive Plan.

In addition, the Committee reviewed the salaries of the executive officers of the Company. The salary levels and increases proposed were based upon information provided by the Watson Wyatt market analysis and were benchmarked against a group of comparable chemical companies as set forth below.

The Committee also discussed and reviewed the long-term incentive equity plan structure and the grant recommendations. A discussion was held concerning the establishment of objectives relative to the performance share awards and review of the revised award structure which includes approximately one-third value in stock options and two-thirds value in performance shares. The Committee also reviewed the Stock Ownership Report and the status of participants in meeting their respective stock ownership requirements. Both the 2006 Incentive Compensation Plan and the recommended grants pursuant to the 2000 Stock Option Plan were approved by the Committee.

Proposed changes to the Directors Deferred Compensation Plan were discussed and approved. The Committee recommended to the Board of Directors that the amendments allow the Board of Directors to amend the subaccounts available under this plan, delete the restriction that a participating director not have more than two subaccounts, increase the number of times the participating director is allowed to make investment changes to his respective subaccounts, and add a new section to allow for the non-elective grant to Non-Employee Directors of an annual stock award of $15,000. The grant of the annual stock award was recommended by the Committee as a result of the amendments to the Director Retirement Plan (see additional information on provisions of frozen Director Retirement Plan and frozen benefit accruals for current participants effective December 31, 2005, as described below in Director Compensation). The amendments to the Directors Deferred Compensation Plan were subsequently approved by the stockholders at the 2006 Annual Meeting of Stockholders.

The Committee also reviewed the recommendation and board resolutions related to the plan amendments for the Company to amend its retirement plan for salaried employees from a defined benefit plan to a defined contribution plan effective July 1, 2006. After discussion, the Committee unanimously agreed to approve the retirement plan recommendation to the full Board of Directors. In addition, the Committee also reviewed and approved the Compensation and Development Committee Report as well as the Committee charter.

During the second Committee meeting in 2006, the Committee reviewed the 2006 stock option grants for the Non-Employee Directors as set forth in the 2006 Incentive Compensation Plan. The Committee also reviewed a succession planning chart for six key officer positions, including the President and Chief Executive Officer, Vice President—Supply Chain, Vice President and General Manager—Surfactants, Vice President and General Manager—Polymers, Vice President—Research and Development, and Vice President—Finance. Finally, the Committee reviewed the Non-Employee Directors’ Stock Ownership Policy.

Company Compensation Policies

The Company’s compensation policies applicable to Company executives are generally the same policies that apply to other employees of the Company. These policies are developed and implemented by the Company’s Human Resources Department and reviewed by the Committee. However, these policies relate to operations in the United States only and may not be reflective of the Company’s international operations.

The primary objectives of the base compensation program are to:

1.	provide employees with base compensation that is competitive with similar jobs in the chemical industry and local marketplace while maintaining internal equity across all functional areas;

2.	apply consistent methods when granting merit increases that are linked to an individual’s performance and current salary within the pay range; and

3.	administer base compensation through an efficient process that is capable of accommodating the changing needs of the Company.

The Company offers its employees a “Total Rewards Program.” This program represents a comprehensive summary of how the Company compensates its employees through base salary, annual short-term incentives, long-term incentives, benefits, performance management and recognition.

A market-based compensation system was implemented for all United States salaried employees in 2002. This system utilized data from current, well-respected, externally focused salary surveys provided by Watson Wyatt, to provide a recognizable and direct link to market competitiveness. Information the Company receives from Watson Wyatt is presented in a format which displays the salary range, overall market survey and chemical industry median pay for each job, as applicable. The Company’s base compensation system consists of 18 salary grades. Each grade includes a pay range based upon external benchmarks and is reviewed annually by the Committee against the market. All salaried jobs have been slotted in each of these grades and discussed with the Committee. This slotting and related discussion ensures internal equity and that the value for each position within the Company is reflected appropriately. The salaries for the NEOs shown in the Summary Compensation Table are based upon the information accumulated through external market analysis.

The Company’s compensation system is intended to serve as the foundation for an enhanced performance management system which will increase accuracy in measuring employee performance, provide the ability to better distinguish high performers from average and low performers, target high potential employees for development and succession planning purposes, and identify training and development needs for all employees. The combination of these steps within the “Total Rewards Program” will improve employee performance, drive results and spur the growth the Company needs to achieve to remain competitive.

It is the Company’s policy to establish a salary structure of job grades and associated pay ranges. The pay ranges are subdivided into three tiers. General guidelines for using each tier of pay are described below:

•	Tier 1—for employees that are still developing the skills and knowledge to perform all the requirements of the job.

•	Tier 2—for experienced employees with the necessary skills to accomplish all the requirements of the job in a consistently competent manner.

•	Tier 3—for employees with extensive skills and expertise that routinely exceed performance expectations of the job.

The salary structure has been developed so that the entire pay range provides salaries that are competitive with the chemical industry and/or other organizations as appropriate based upon employee qualifications and job performance. The structure is reviewed annually by the Committee and maintained at a competitive level.

The Company’s policy is to make consistent pay decisions which link rewards to an individual’s performance and current salary within the pay range. Compensation decisions are based on the annual budget which reflects current market conditions, the employee’s level of compensation in the current tier and individual performance. A merit matrix which accounts for each of the three pay decision factors is published on an annual basis to ensure compensation increases are awarded on an equitable basis throughout the Company.

When determining a promotional increase, consideration may be given to the employee’s current salary within the new job grade as well as the employee’s prior job performance and responsibilities. From time to time, special pay adjustments may be made to an employee’s base salary. Some examples of reasons for a special pay adjustment include changes in the market pricing for a specific skill, changes in a position’s accountabilities, or adjustments made in order to maintain internal equity.

The performance metrics used to measure Company results for both short-term incentives (Management Incentive Plan) and long-term incentives (Incentive Compensation Plan) are Corporate Net Income and Corporate Return on Invested Capital (“ROIC”). These two metrics comprise at least 25 percent, and up to 100 percent, of the annual short-term incentives for the NEOs. In addition, these metrics are the only two metrics in determining the value, if any, of the performance shares awarded in 2006 as a part of the annual long-term incentive plan award.

Company Duties and Responsibilities

Listed below are the duties and responsibilities of various groups in the Company related to administration of base salary compensation. These duties and responsibilities ensure that the compensation program is managed effectively and efficiently.

President:

•	Review and approve the overall salary administration objectives and process.

•	Review and approve the annual base compensation budget.

Operating Committee (comprised of the Executive Officers of the Company):

•	Review and approve administrative policies and procedures.

•	Review and approve adjustments to the salary structure.

•	Review and approve the annual merit matrix.

•	Review and approve new jobs established at grade 10 or above.

•	Review and approve the Master Chart of Jobs to ensure internal equity within and across organizational units.

•	Manage the base compensation budget for their functional area.

•	Review and approve any exceptions to the established policies and procedures.

Human Resources Department:

•	Manage the day-to-day operations of the base compensation program.

•	Participate in documentation of job responsibilities when new positions open or primary responsibilities change.

•	Review proposed base compensation changes to ensure compliance with policies and procedures.

•	Prepare recommendations for additions or changes to the policies and procedures.

•	Participate in and analyze market surveys.

•	Develop recommendations for the annual base compensation budget.

•	Develop recommendations for the annual merit matrix.

•	Maintain accurate records of job descriptions, compensation and other information required to administer the program.

•	Coordinate communication of the program to managers and employees.

•	Retain and manage outside consultants as necessary.

It is the Company’s policy to update and maintain information on the external labor market, through the market pricing process, to ensure that the salary structure remains competitive. It is also the Company’s policy to develop and maintain job descriptions for all established and authorized jobs for salaried employees. The duties and responsibilities related to administration of the other elements of total compensation follow a similar format, with the President reviewing and approving recommendations prepared by the Human Resources Department which are also reviewed at the Operating Committee level.

Compensation Consultant

The Committee typically does not directly engage a compensation consultant but it does periodically review, as needed, a compensation consultant which the Company may use for both routine and special project compensation matters. The amount of services performed by the compensation consultant for the Company varies from year to year. On an ongoing basis, the Company utilizes compensation survey and benchmarking data and software for use in compensation decisions for Company executives which the Company purchases from its compensation consultant. Watson Wyatt, an outside global human resources consulting firm, was retained as the compensation consultant for benchmark data during 2006. Additionally, special projects may necessitate the use of an outside compensation consultant. Watson Wyatt was engaged for such a project in 2005 and 2006 to assist the Company in creating an improved long-term incentive program for Company executives. The Company generally determines the role of the compensation consultant, while for special projects, the Company may select another outside compensation consultant with Committee approval.

Role of Executives in Establishing Compensation

The President and Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for NEOs and the Board of Directors. The Vice President—Human Resources assists the Chair of the Committee in establishing the agenda for each Committee meeting. In preparation for each Committee meeting, the Vice President—Human Resources, in consultation with the Chair of the Committee, prepares materials for each Committee meeting. The Vice President—Human Resources attends each Committee meeting and acts as the secretary of each Committee meeting. All recommendations made to the Committee are based upon the Company’s policies and guidelines established and outlined in the Company’s Compensation Policies section as set forth above.

Benchmarking Data

Based on information provided by a compensation consultant, the Company typically benchmarks base salary annually. In 2006, Watson Wyatt served as the compensation consultant and provided this information. For the NEOs, the Company annually benchmarks base salary and total compensation against a chemical industry peer group. The peer group of chemical companies used for the Company’s benchmark data includes Albemarle, Arch Chemicals, Cabot Corporation, Cambrex, Chemtura, Cytec, Ferro Corporation, Georgia Gulf Corporation, H.B. Fuller Company, Hercules, Inc., Lubrizol and New Market.

The Company benchmarks compensation elements to ensure that the Company’s compensation levels are sufficiently competitive to attract, retain and motivate its employees. The benchmarks used in the Watson Wyatt survey are relevant to the position being analyzed. In some cases, these benchmarks could be specific to the industry, geographic location or company-size, or could integrate some or all of these elements and others. The Company seeks to review the best comparative benchmark data for its specific circumstances and chooses comparisons and benchmarking data to achieve that goal. Based on Watson Wyatt data, the Company has the ability to benchmark according to revenue level, number of employees, industry segment, geographic location, profit/non-profit status, and variations of each of these elements. The Company targets a pay objective of the 50th percentile in base pay.

Elements of Compensation

For the fiscal year ended December 31, 2006, the principal elements of compensation for the NEOs include:

•	Base Salary

•	Short-Term Incentive Compensation

•	Long-Term Incentive Compensation

•	Retirement Plans

•	Profit Sharing Plans

•	Employee Stock Ownership Plans

•	Perquisites

None of the NEOs or other executive officers has any arrangements that provide for severance payments. Additionally, none of the NEOs or other executive officers is entitled to payment of any benefits upon a change-in-control. The Company maintains Directors and Officers’ liability insurance covering executives which is considered standard and customary in the industry.

Base Salary

Within specific position salary ranges, the base salary level for each executive officer is determined in accordance with performance standards set by Company policy, the chemical industry peer group benchmark data, and the merit increase guidelines published annually for all salaried employees. The Chief Executive Officer’s salary range is determined by the same process and procedures as those of other executive officers. The Committee, in accordance with the salary merit increase guidelines, adjusts the Chief Executive Officer’s salary.

Short-Term Incentive Compensation

The incentive compensation (bonus) of executive officers is directly related to Company financial performance and against a set of annual, individual performance targets. The purpose of the annual incentive compensation is to attract and retain executive, managerial and key employees of outstanding ability, and to align participants’ interests directly with Company financial targets. The Committee establishes Company financial targets at the beginning of each calendar year. As applicable, individual performance targets are also established at the beginning of each calendar year for each individual executive officer by mutual agreement between said executive officer and the President and Chief Executive Officer. In years where the Company performs well against its financial targets, significant bonuses may be earned; if targets are not achieved, incentive bonuses are proportionately lower or may not be paid at all. All executive officers have a minimum of 25 percent of their incentive compensation based on the overall financial performance of the Company, measured against targets for (a) Net Income and (b) ROIC. Both the Chairman’s incentive compensation and the President and Chief Executive Officer’s incentive compensation are determined solely by the annual financial results of the Company. In 2006, the Company did not meet its financial targets and, therefore, no incentive bonus was paid to the Chairman or the President and Chief Executive Officer.

On December 29, 2006, the Company adopted the Stepan Company Management Incentive Plan Amended and Restated as of January 1, 2005 (“Management Incentive Plan”), based upon a prior authorization of the Board of Directors. The Management Incentive Plan, as described above, provides for annual incentive awards to be paid to Company employees (“Participants”) who are selected by the Committee to participate for a calendar year. The Company’s Principal Executive Officer, Principal Financial Officer and the other NEOs are among those who are Participants in the Management Incentive Plan.

The Management Incentive Plan allows Participants to defer all or a portion of their annual incentive awards. Amounts so deferred are credited with deemed earnings based on several investment options offered under the Management Incentive Plan, including Company common stock, as elected by Participants. As an unfunded, nonqualified arrangement, Participants acquire no interest in any of the investment options used to credit earnings to their accounts. Participants who elect to have their deferred awards credited to Company common stock acquire no shareholder rights until stock is actually distributed to them in settlement of their accounts. The crediting of an amount to a Participant’s Company stock account under the Management Incentive Plan is based on the average of the opening and closing market prices for the calendar day on which the award is granted. Accordingly, the Management Incentive Plan allows employees to elect to acquire shares of Company common stock at their current fair market value on a deferred basis in lieu of current cash compensation. Unless a Participant makes a timely election to defer an award, an award for a calendar year is paid in cash on or before March 15 of the year following the year for which an award is payable.

The Management Incentive Plan was amended effective January 1, 2005, to comply with federal tax requirements for nonqualified deferred compensation plans that were enacted into law in 2004 as Section 409A of the Internal Revenue Code (“Code”). Code Section 409A generally applies to amounts deferred by employees or other service providers on or after that date. As amended, for amounts deferred on or after January 1, 2005, the Management Incentive Plan generally provides that elections to defer awards must be made prior to the calendar year for which the awards will be earned, at which time a Participant generally must also make an election as to whether the distribution will be paid in a single sum or in substantially equal annual installments over 3, 5 or 10 years. Participants may change a distribution election for future deferrals at age 50 and every five years thereafter. As required by Code Section 409A, the Management Incentive Plan also provides that distributions of deferred amounts are delayed for six months following separation of service from the Company in the case of employees who are “specified employees” under Code Section 409A.

In addition, the Management Incentive Plan was revised in 2006 to add the following:

1.	an amendment providing Participants with a special, irrevocable 2006 election to transfer all or a portion of their accounts which are attributable to pre-2007 awards to a special subaccount of the Company stock account. Amounts so transferred by Participants to the special subaccount will be distributed in shares of Company common stock and may not thereafter be transferred to the other investment options.

2.	an amendment providing that deferrals of awards for 2007 and subsequent years that Participants elect to have allocated to Company common stock will be credited to the special Company stock account for distribution in shares of Company common stock. Amounts so credited may not thereafter be transferred to the other investment options.

3.	an amendment providing that the portion of a Participant’s account that is attributable to awards earned for the 2005 and 2006 calendar years that is payable on or after 2007 will be distributed to or for the benefit of Participants in accordance with the method of payment elected by the Participant for 2007 deferrals.

Long-Term Incentive Compensation

In 2005, the Company engaged Watson Wyatt to assess the Company’s long-term incentive program and to provide recommendations for program design changes which support the Company’s strategies for long-term growth. Watson Wyatt’s analysis of the prior program indicated the following:

•	The annualized value of the Company’s historical stock option awards had been significantly below market.

•	The Company’s equity compensation expense was in the bottom quartile of the competitive market.

•	The Company’s reliance on stock options as the sole long-term incentive was inconsistent with current market trends and practices.

In reviewing potential plan changes, Watson Wyatt recommended that the design of the long-term incentive compensation plan be amended to allow participants’ eligibility for long-term incentive awards to be consistent with market practices. As a result, the Company adopted a revised long-term incentive equity plan for executives of the Company. The Stepan Company 2006 Incentive Compensation Plan (the “Incentive Plan”) was approved by stockholders at the 2006 Annual Meeting of Stockholders.

The Incentive Plan was established to promote the long-term financial interests of the Company by (i) attracting and retaining executive, managerial and key employees and directors of outstanding ability;

(ii) providing incentive compensation opportunities in the form of stock options, stock appreciation rights, stock awards and performance shares that are competitive with those of other major corporations; and (iii) furthering the identity of interests of Participants with those of the Company’s stockholders. In addition, pursuant to the provisions of the Incentive Plan, Director-level employees and above are now eligible to receive any such options or awards.

Executive officers receive stock option grants and performance shares of stock on an annual schedule in order to (i) promote retention of executives, (ii) recognize outstanding job performance, and (iii) encourage a focus on the Company’s financial results, which in turn enhance the likelihood of increases in the value of the Company’s common stock. Stock options and performance shares of stock are granted annually to those executives and executive officers approved by the Committee and identified as having significant impact on the financial results and economic success and well-being of the Company. The Committee is responsible for approving all stock option grants and stock awards. The size of stock option grants is based on two factors: (1) job performance and the potential of each executive or executive officer to impact the Company’s financial results, and (2) sales and/or profitability of the Company that may thus contribute to the value of the Company’s common stock held by stockholders. In addition, stock option grants may be made to executive officers at other times based on other factors that the Committee determines to be relevant. Such actions are occasioned by election, promotion or extraordinary job performance.

Stock option grants will include an annual grant at fair market value with a two-year vesting period and an eight-year term. Performance shares will also be granted annually. The annual grant of stock options and performance shares is made each year on the day of the Committee meeting held in February. The grant is made at this same time each year. Backdating of stock options is prohibited under any circumstances. The Company does not have any program or current practice, nor does it plan to have any future program or practice, to time option or other share grants with the release of material non-public information. The Company has not timed, nor does it plan to time, the release of material non-public information for the purpose of increasing the value of executive compensation.

For performance shares, participants will be granted a target number of shares that could be earned based on the achievement of multi-performance measures for a three-year period. The performance measures include Corporate Net Income and ROIC. The number of shares actually earned could vary depending on the level of performance achieved. A matrix model entitled “Recommended Stepan Company Targets—2008” uses two performance measures and results in stock distribution in the amount of 100% if the Target level is met, 50% if the Threshold level is met, and up to a 200% if the Maximum level is achieved. Other intermediate levels are also provided for and shown in each box in the matrix. In addition, if necessary, there will be a proration between matrix boxes depending on actual results. Threshold objectives should have an 80% probability of achievement, Target objectives should have a 50% to 60% probability of achievement, and the Maximum objectives should have a 10% to 15% probability of achievement. If the minimum Threshold objectives are not met, the performance shares will not be distributed to participants.

During 2006, the Committee approved the grants of the stock options and stock awards for NEOs shown in the Grants of Plan-Based Awards Table included in this proxy statement pursuant to the 2000 Stock Option Plan. There are other available awards under the Incentive Compensation Plan which could be granted to participants, but in 2006, the Committee only granted stock options and performance shares.

Retirement Plans

•	Retirement Plan for Salaried Employees

Effective June 30, 2006, the Company ended the benefit accrual for all participants of the Retirement Plan for Salaried Employees (the “Defined Benefit Plan” or the “Retirement Plan for Salaried Employees”). Eligible

participants were all non-negotiated employees (not covered by a collective bargaining agreement) who were employees prior to July 1, 2006. The Defined Benefit Plan was replaced by the new Retirement Savings Plan, which provides for Company contributions into the employee’s retirement savings plan account (see discussion below on Retirement Savings Plan). The primary purpose of both the Defined Benefit Plan and the Retirement Savings Plan is as a retention tool for employees.

The pension benefits included in the Pension Benefits Table are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Defined Benefit Plan and the Retirement Savings Plan.

The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable which would result in different pension benefit estimates. The amounts shown are based on the provisions applicable in each pension benefit plan in which the NEOs participate. The value of Mr. Stepan’s pension decreased in value in 2006 due to his continued employment beyond the Defined Benefit Plan’s normal retirement age.

Additional information regarding these benefits and other elements of the pension benefits are discussed below in the Pension Benefits section.

•	Supplemental Executive Retirement Plan

NEOs participate in the same basic retirement plans as all other employees, with the exception that four of the NEOs are currently eligible for the Supplemental Executive Retirement Plans (“SERPs”). The eligibility standards for NEOs are the same as they are for all other eligible participants. There are no early retirement arrangements specific to the NEOs and all elements of the SERP are customary for this type of retirement plan.

•	Retirement Savings Plan

As described above, the Company established the Stepan Company Retirement Savings Plan, effective as of July 1, 2006 (“Retirement Savings Plan”). The Retirement Savings Plan provides retirement benefits for eligible employees. The Retirement Savings Plan and the related trust are intended to qualify as a plan and trust which meet the requirements of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (“Code”), respectively, and the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In addition, the Retirement Savings Plan is intended to be a profit sharing plan within the meaning of Code Section 401(a).

For the payroll period commencing July 1, 2006, and each payroll period thereafter, the Company makes a contribution to the retirement savings plan account of each eligible employee. The amount of the Company contribution is four percent (4%) of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee. In addition, for certain employees, based on a non-discriminatory formula developed with and calculated by an outside actuarial firm, Towers Perrin, there will be an additional contribution, made in the form of a defined benefit replacement allocation contribution (“DBRA Contribution”), which is designed to bridge the transition from the Defined Benefit Plan to the Retirement Savings Plan. The DBRA Contribution for eligible participants began for the calendar quarter ended September 30, 2006, and will continue on a quarterly basis for four and one-half years (i.e., until December 31, 2010). In the event an eligible participant leaves the Company before receiving the full amount of his or her DBRA Contribution, the eligible participant will forfeit the right to any unpaid contribution. Other provisions are as set forth in the Retirement Savings Plan.

Profit Sharing Plans

The Company Profit Sharing Plan was originally adopted on January 1, 1976, and has been amended thereafter (“Profit Sharing Plan”). The Profit Sharing Plan is designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax deferred retirement savings vehicle while giving all participants the incentive to optimize the Company’s financial results, and (iii) allow employees to enjoy the benefits of the Company’s success.

The Company may make two types of contributions, basic and supplemental, as described below:

•

Basic Company Contributions: Each year the Company determines if it will make a recommendation to the Committee that the Company will make a Basic Company Contribution to the accounts of eligible participants in the Profit Sharing Plan. The Committee reviews the Company’s recommendation and if approved, will then present the recommendation to the Board of Directors for approval. The Basic Company Contribution is the lesser of five percent of the earnings of eligible participants or five percent of the Company’s “Remaining Net Profits” for that plan year. Remaining Net Profits are determined based on a formula that considers, among other factors, the Company’s net profits, interest on long-term debt and net worth of the Company. In addition to the Basic Company Contribution, the Company’s Board of Directors shall also have the authority to approve a discretionary supplemental contribution.

•

Supplemental Executive Company Contribution: In addition to the contributions described in the Basic Company Contributions section above, the Company’s Board of Directors shall have the authority to approve discretionary supplemental or additional benefits pursuant to the Profit Sharing Plan for certain executives (“SERP Profit Sharing Plan”). If approved, for each plan year in which such executive is a participant, the Company will credit to each such participant’s account an amount equal to (a) the amount which would have been credited to the participant’s account under the Profit Sharing Plan from employer contributions for such year had the amount not been limited by Sections 415 and 401(a)(17) of the Code, less (b) the amount which actually is credited to the participant’s account under the Profit Sharing Plan. There are four NEOs who received a 2006 SERP Profit Sharing contribution and such amounts are included in the Summary Compensation Table.

In 2006, the Committee decided to make certain changes to the Profit Sharing Plan as a result of the Pension Protection Act of 2006. These Profit Sharing Plan changes give participants new rights with regard to diversification. The changes to the Profit Sharing Plan are as follows:

1.	All Company stock currently held in the Profit Sharing Plan shall be transferred into ESOP II (as defined below) by December 31, 2006, and allocated to new individual employee ESOP II accounts thereafter.

2.	The Profit Sharing Plan shall be amended to allow participants the right to transfer their cash Profit Sharing Plan balance into the participant’s 401(k) plan account on at least an annual basis. Participants will have the first opportunity to make this election by no later than March 30, 2007.

3.	ESOP II shall be amended to allow diversification at age 55 (as opposed to at retirement) in 25 percent increments through a transfer to the participant’s 401(k) plan account.

4.	Future discretionary Profit Sharing Plan contributions shall be split between Company stock into ESOP II accounts and cash contributions to the Profit Sharing Plan, or in such other split as determined by the Board of Directors.

Employee Stock Ownership Plans

The first Stepan Company Employee Stock Ownership Plan (“ESOP”) was originally established in 1985. ESOP was designed to: (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s common stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company. ESOP was frozen and closed to new participants as of January 1, 1996.

Effective January 1, 2006, the Company established the new Stepan Company Employee Stock Ownership Plan II (“ESOP II”) to achieve the goals of ESOP as listed above. ESOP II is a separate and distinct plan from ESOP. Only employees who are employed by the Company on or after January 1, 2006, are eligible to receive contributions from ESOP II.

ESOP II and a related trust fund are intended to qualify as a stock bonus plan and trust which meet the requirements of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (“Code”), respectively, and the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In addition, ESOP II is intended to qualify as an employee stock ownership plan within the meaning of Code Section 4975(e)(7). The assets of ESOP II will be invested exclusively in Company stock. ESOP II is funded as described in the section on Profit Sharing above.

Perquisites

The Company provides NEOs with perquisites which both the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program since they better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs and other executives.

All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The Company maintains a Fleet Policy for which all participants, including the NEOs, are required to comply. The compensation attributable to the personal use of a Company-leased vehicle is included in the Summary Compensation Table under All Other Compensation. The personal use value is computed using the annual lease valuation rule. Under this method, the purchase price of the car is used to compute an annual lease value based on IRS tables.

The Company maintains two Company-owned properties which are not used solely for business purposes. Executives, including the NEOs, are allowed to use these properties for personal use if and when they are not needed for business purposes. The value of the use of these properties is based on the incremental cost to the Company. When these properties are used by the NEOs for personal reasons, such value is included in the Summary Compensation Table under All Other Compensation.

The Company purchases tickets for a variety of entertainment events. These tickets are used primarily for business purposes. However, at various times, these tickets are used by executives for personal use. The value of any tickets used by an NEO for personal use is included in the Summary Compensation Table under All Other Compensation. In addition, both the Chief Executive Officer and the Chairman are members of country clubs which are not exclusively used for business entertainment. As such, the actual cost paid for the club membership dues and fees is included in the Summary Compensation Table under All Other Compensation.

Stock Ownership Policy and Stock Retention Guidelines

The Company maintains a stock ownership policy with stock ownership guidelines for key executives. The Company instituted a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Ownership of Company stock by key executives aligns such executive’s interests with the Company’s financial performance.

The stock ownership guidelines apply to all NEOs and other key Company executives who are all participants in the Management Incentive Plan. All NEOs must maintain ongoing ownership of Company stock in an amount which is at least two times their annual base salary. Other key Company executives must own a minimum of one times their annual base salary. All such executives, including NEOs, have five years to achieve compliance with these stock ownership requirements. Typically, executives meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. An NEO who is nearing normal retirement age of 65 is allowed, commencing at 61, to reduce his holdings by 20 percent to a minimum of one times his annual base salary by the calendar year he attains the age of 65.

The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children, (iii) shares owned in any Company Employee Stock Ownership Plans, (iv) shares owned in the Company Employee Stock Purchase Plan, and (v) shares held in the Company deferred compensation plan. Stock option grants or performance shares do not count towards the stock ownership requirement unless actually exercised or awarded. No other shares other than those stated count towards the stock ownership requirements.

The stock ownership policy is reviewed by the Committee, as needed, on a periodic basis. The Committee instituted the policy in 1997 and last made revisions to the policy in 2000. The Company periodically benchmarks the provisions of the stock ownership policy.

Compliance with the stock ownership policy for all executives, including the NEOs, is reviewed on an annual basis by the Committee. Stock ownership was reviewed in February 2006 and February 2007. The Committee determined that all nine executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2007. If an executive fails to comply with stock ownership policy requirements and annual progress, the executive is not eligible to receive stock option grants, performance shares or any other award under the Incentive Compensation Plan until compliance with these requirements is achieved.

The Company does not have a stock retention policy. The Company believes that its stock ownership policy is sufficient to meet the Company’s needs in ensuring that key executive’s decisions will be based on both short-term and long-term results of the Company which will benefit both the Company and its stockholders.

Post-Termination Benefits

As a general rule, the Company provides very limited post-termination compensation to executives. There are no written or verbal change-in-control or severance agreements with any executives at the Company. In addition, there are no special considerations for Company executives in connection with terminations due to death, disability, for cause or voluntary choice, including retirement.

SERPs are provided to Company executives for the Retirement Plan for Salaried Employees, the Retirement Savings Plan and the Profit Sharing Plan qualified retirement plans. SERPs are provided to executives as a common executive benefit which allows the Company to be competitive in the executive compensation and benefits area. In addition, in each qualified plan, most employees receive a full benefit based upon their actual earnings in any calendar year or other time period. Eligible executives who receive a SERP benefit are receiving what other employees already receive, except that the SERP benefits are considered to be non-qualified supplemental retirement plans and as such, are not guaranteed the same as the benefits from qualified plans as a result of Internal Revenue Code compensation limitations. The funding status of the SERPs is reviewed periodically. Currently, the Company has elected not to fund its SERPs.

Impact of Tax and Accounting Requirements on Compensation

The Company regularly monitors all compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through both internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers all rules and regulations and their impact on plan design alternatives and Company performance.

Deductibility of Executive Compensation

In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes. Federal income tax law caps the deductible compensation per year at $1 million for each of the NEOs, subject to certain exceptions. The Company’s general objective is to meet the requirements of Internal Revenue Code (“Code”) Section 162(m) in order to have the ability to deduct compensation expenses. The Company’s compensation plans are designed to achieve this objective. However, this objective is also balanced with the goal of providing competitive incentives to attract, appropriately reward, and retain performing executives and other employees. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant such action in the future. The Committee will review and monitor its policy with respect to the deductibility of compensation, as necessary. There are several, specific Code Section 162(m) provisions in the Company’s 2006 Incentive Compensation Plan related to performance shares. During 2006, all Company compensation expenses qualified for deduction under Code Section 162(m).

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. Both the Company’s 2006 Incentive Compensation Plan and the Management Incentive Plan have provisions which require those plans to maintain compliance with Code Section 409A regulations. Although the final regulations are not yet effective, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. The Company will continue to monitor changes in Code Section 409A requirements and make any necessary amendments in order to maintain compliance.

Accounting for Stock-Based Compensation

The implementation of the financial accounting rule for share-based payments, FAS 123(R), provided the Company an opportunity to review its long-term incentive compensation plan and make some structural changes in the Company’s 2006 Incentive Compensation Plan’s design which it believed would improve the Company’s ability to remain competitive in talent acquisition and retention. The basic elements of the Company’s 2006 Incentive Compensation Plan strongly encourage improved Company long-term performance and appreciation in the price of Company common stock.

Summary of Executive Compensation in 2006

In 2006, the Company compensation policies and principles described in this Compensation Discussion and Analysis were applied in determining NEO compensation. Specifically:

•	Base pay was benchmarked and in line with similar positions within the chemical industry.

•	Incentive pay was directly connected to Company and individual performance and was on average lower in 2006 to reflect lower Company financial performance.

•	The value of stock options and performance shares was dependent on significantly higher Company performance, in line with the Company’s goals.

•	For the NEOs as a group, total compensation levels were two-thirds of the average total compensation of similar positions for companies in the benchmark group.

•	All NEOs were in compliance with stock ownership requirements.

In most cases, compensation and benefits provided to NEOs by the Company are the same as those provided to the Company’s other executives. The limited amount of benefits and perquisites offered to the NEOs is common to many companies and is reasonable in both nature and amount. The Company believes it needs to offer the level of executive compensation, benefits and perquisites as part of its total reward components to attract and retain executives in a competitive staffing environment. After considering all components of the total compensation paid to the NEOs, the Committee has determined that NEO compensation at the Company is competitive, reasonable and not excessive.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

In 2006, the Company’s Compensation and Development Committee was comprised of the following Non-Employee Directors: Messrs. Grojean, Lawton and Potter. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2006, Mr. Grojean served as Chairman of the Committee.

The Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Thomas F. Grojean

Gregory E. Lawton

Robert G. Potter

COMPENSATION AND DEVELOPMENT COMMITTEE

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal year ended December 31, 2006.

On November 11, 2005, Mr. F. Quinn Stepan, Jr. was elected to serve as the Company’s President and Chief Executive Officer effective January 1, 2006. His base salary was increased to its current level based upon his expanded job responsibilities. His salary was also benchmarked with the marketplace using data provided by Watson Wyatt. In addition, Mr. F. Quinn Stepan was elected on November 11, 2005, to continue to serve solely as the Chairman of the Company effective January 1, 2006. As a result, the base salary for Mr. Stepan was reduced to reflect the change in his position at the Company. There were no additional adjustments to either of these base salaries in 2006.

The base salaries of the other executive officers of the Company are reviewed annually by the Committee. In 2006, the merit increases for this group were consistent with Company guidelines. Specifically, for the NEOs, the Committee approved an increase to Mr. Venegoni’s base salary to reflect additional global responsibility and Messrs. Hurlbutt and Wood received base salary increases as a result of market adjustments based on benchmark data provided by Watson Wyatt.

The amounts included for Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2000 Stock Option Plan and thus may include amounts from awards granted in and prior to 2006. In addition, amounts included for Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to both the Stepan Company 1992 and 2000 Stock Option Plans and thus may include amounts from awards granted in and prior to 2006.

The Company has not entered into any employment agreements with any of the NEOs. Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
F. Quinn Stepan, Jr. President and Chief Executive Officer	2006	$525,000	$—	$18,272	$56,021	$—	$72,929	$65,324	$737,546
James E. Hurlbutt Vice President—Finance (Principal Financial Officer)	2006	$210,000	$—	$7,309	$9,804	$12,453	$50,842	$25,628	$316,035
F. Quinn Stepan Chairman	2006	$500,000	$—	$—	$—	$—	$—	$38,921	$538,921
John V. Venegoni Vice President and General Manager—Surfactants	2006	$276,333	$—	$12,790	$19,607	$43,216	$48,423	$23,695	$424,064
Robert J. Wood Vice President and General Manager—Polymers	2006	$238,333	$—	$12,790	$19,607	$49,499	$45,793	$20,317	$386,339

(1)	Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2000 Stock Option Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2007.
(2)	Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 1992 Stock Option Plan and 2000 Stock Option Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company's audited financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2007.
(3)	Non-Equity Incentive Plan Compensation represents bonus amounts earned during 2006 pursuant to the Management Incentive Plan, which were paid in February 2007.
(4)	Amounts reflect the actuarial increase in the present value of the NEO's benefits under the Company's pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements.
(5)	Amounts include 2006 Company contributions to each NEO's defined contribution accounts as follows: Mr. Stepan, Jr.: $48,825; Mr. Hurlbutt: $18,232; Mr. Stepan: $10,000; Mr. Venegoni: $15,820 and Mr. Wood: $11,495. Also includes amounts for personal use of Company-leased vehicles, Company-owned properties, as well as spousal travel, entertainment events, and club membership dues and fees.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)(2)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Quinn Stepan, Jr.	2/14/2006	$—	$393,750	$—	2,500	5,000	10,000	0	20,000	$26.25	$26.50	$187,225
James E. Hurlbutt	2/14/2006	$—	$100,800	$—	1,000	2,000	4,000	0	3,500	$26.25	$26.50	$46,225
F. Quinn Stepan	2/14/2006	$—	$375,000	$—	0	0	0	0	0	$—	$—	$—
John V. Venegoni	2/14/2006	$—	$165,800	$—	1,750	3,500	7,000	0	7,000	$26.25	$26.50	$86,468
Robert J. Wood	2/14/2006	$—	$143,000	$—	1,750	3,500	7,000	0	7,000	$26.25	$26.50	$86,468

(1)	Reflects estimated Target payouts under the Company's Management Incentive Plan Amended and Restated as of January 1, 2005. These estimated amounts are based on the individual's current salary and position.
(2)	Reflects the option price, which is the average of the opening price and closing price on the date of the grant.
(3)	Reflects the total fair value amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock awards and stock options on the date of the grant. Stock Awards are calculated using the Target payout level.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
F. Quinn Stepan, Jr.	16,145			$30.97	5/4/2008			2,500	$79,175
	42,895			$23.31	2/15/2009
	45,058			$21.75	5/8/2010
	48,000			$23.68	2/10/2012
	48,716			$24.94	2/9/2014
		20,000		$26.25	2/13/2016

James E. Hurlbutt	3,229			$30.97	5/4/2008			1,000	$31,670
	9,195			$21.75	5/8/2010
	10,500			$23.68	2/10/2012
	10,825			$24.94	2/9/2014
		3,500		$26.25	2/13/2016

F. Quinn Stepan	31,700			$19.25	2/19/2007			—	$—
	48,436			$30.97	5/4/2008
	69,793			$21.75	5/8/2010
	67,000			$23.68	2/10/2012
	68,203			$24.94	2/9/2014
		—

John V. Venegoni	6,458			$30.97	5/4/2008			1,750	$55,423
	17,158			$23.31	2/15/2009
	18,390			$21.75	5/8/2010
	16,500			$23.68	2/10/2012
	14,975			$24.94	2/9/2014
		7,000		$26.25	2/13/2016

Robert J. Wood	6,458			$30.97	5/4/2008			1,750	$55,423
	14,390			$21.75	5/8/2010
	12,250			$23.68	2/10/2012
	12,510			$24.94	2/9/2014
		7,000		$26.25	2/13/2016

(1)	All options listed in this column are exercisable on February 14, 2008.
(2)	Reflects Stock Awards granted in February 2006 that have not yet been earned. The vesting date for such Stock Awards is based upon the Company achieving certain financial targets by December 31, 2008.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
F. Quinn Stepan, Jr.	40,000	$488,000	—	$—
James E. Hurlbutt	—	$—	—	$—
F. Quinn Stepan	33,300	$358,384	—	$—
John V. Venegoni	1,000	$11,650	—	$—
Robert J. Wood	4,000	$37,490	—	$—

PENSION BENEFITS

The table below shows the Retirement Plan Name, Number of Years of Credited Service, Present Value of Accumulated Benefit Payable, and Payments During Last Fiscal Year, if any, for each of the NEOs. The Retirement Plans include both the Retirement Plan for Salaried Employees and the SERP determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The amounts shown are based on the plan provisions applicable in each plan in which the NEOs participate. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

The pension values included in the table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are the same as used for the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. There are no NEOs who are currently eligible for early retirement under the pension plans.

The change in pension values shown in the Summary Compensation Table includes the effects of additional service from December 31, 2005 to June 30, 2006 (the Retirement Plan for Salaried Employees was frozen as of June 30, 2006), changes in eligible pension pay, and changes in pay cap limits.

For the Retirement Plan for Salaried Employees and the SERP components included in Present Values of Accumulated Benefit, the normal retirement benefit is based on the following formula:

•	50% of Final Average Earnings less 50% of the participant’s Primary Social Security benefit times Service up to 30 years divided by 30.

•	Normal Retirement: age 65.

•

Early Retirement: retirement before age 65 and on or after both attaining age 55 and completing 5 years of vesting service. The normal retirement benefit is reduced by 4/12 of 1% per month for each month between the date on which the payments begin and the date of the participant’s 63rd birthday.

•	Service: credited from date of hire to June 30, 2006, with a maximum of 30 years.

•

Final Average Earnings: highest consecutive five years of base compensation during last ten years of service. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by Internal Revenue Code regulations.

The specific assumptions used in estimating Present Values of Accumulated Benefit include:

•

Assumed Retirement Age: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: the applicable discount rate as of December 31, 2005, and December 31, 2006, is 5.75%.

•	Mortality Table: the mortality table used is the RP2000 combined healthy table with no collar adjustment and no projected future mortality improvements.

The information shown in the Pension Benefits Table has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
F. Quinn Stepan, Jr.	Retirement Plan for Salaried Employees	20.7	$277,672	$—
	Supplemental Executive Retirement Plan	20.7	$311,233	$—

James E. Hurlbutt	Retirement Plan for Salaried Employees	24.2	$417,545	$—
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

F. Quinn Stepan	Retirement Plan for Salaried Employees	30.0	$847,789	$—
	Supplemental Executive Retirement Plan	30.0	$1,615,608	$—

John V. Venegoni	Retirement Plan for Salaried Employees	23.9	$351,906	$—
	Supplemental Executive Retirement Plan	23.9	$80,174	$—

Robert J. Wood	Retirement Plan for Salaried Employees	25.8	$400,871	$—
	Supplemental Executive Retirement Plan	25.8	$11,913	$—

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s deferred compensation plan, certain executives, including the NEOs, may defer awards earned under the Management Incentive Plan. Deferral elections are made by eligible executives in December of each year for the amounts to be earned in the following year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the Elements of Compensation section of the Compensation Discussion and Analysis.

The table below shows the investment options available under the Management Incentive Plan and their annual rate of return for the calendar year ended December 31, 2006, as reported by the advisors who provide information to the Company.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Contrafund	11.52%	Fidelity Puritan	14.78%
Fidelity Growth Discovery	13.94%	DWS Scudder Money Market	4.99%
Fidelity Intermediate Bond	4.26%	Stepan Company Stock	21.03%

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over 3, 5 or 10 years, as elected by the executive. Participants may change a distribution election for future deferrals at age 50 and every five years thereafter. Future changes may be made to the Management Incentive Plan as necessary to comply with Code Section 409A.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
F. Quinn Stepan, Jr.	$—	$—	$152,625	$—	$862,963
James E. Hurlbutt	$12,453	$—	$54,869	$—	$339,467
F. Quinn Stepan	$—	$—	$1,634,556	$—	$11,018,044
John V. Venegoni	$43,216	$—	$76,594	$—	$612,232
Robert J. Wood	$24,750	$—	$68,717	$—	$386,729

(1)	These amounts are also reported in the Summary Compensation Table.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. The Company from time to time reviews the adequacy and competitiveness of the amount of the annual Director’s fee, meeting attendance fees and stock awards and makes adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2006, Directors who are not also employees of the Company are currently paid an annual Director’s fee of $44,400 plus $1,500 for attendance at each Board of Director meeting and $1,000 for attendance at each Board of Director Committee meeting. In addition, the Chairman of the Audit Committee of the Board of Directors is paid an annual fee of $10,000, and all other Board of Director Committee Chairmen are each paid an annual fee of $5,000. No fees or other compensation are paid to Directors who are also employees of the Company.

Directors Deferred Compensation Plan

In 2006, the Company adopted the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005 (“Directors Deferred Plan”), based upon a prior authorization of the Board of Directors. The Directors Deferred Plan was previously amended and restated as of November 3, 1992, and thereafter was amended effective as of February 14, 2006. The Directors Deferred Plan was amended and restated as of January 1, 2005, to comply with federal tax requirements for nonqualified deferred compensation plans that were enacted into law in 2004 pursuant to Code Section 409A. Other changes to the Director Deferred Plan may be made in the future as determined by the Board of Directors to comply with Code Section 409A or otherwise.

The Directors Deferred Plan allows Non-Employee Directors the option of deferring some or all of their director’s compensation. As amended, for amounts deferred on or after January 1, 2005, the Directors Deferred Plan provides that such election must be made prior to the calendar year for which the compensation will be earned. For those Non-Employee Directors who entered into a deferred compensation agreement with the Company regarding deferrals made prior to January 1, 2005, the payment provisions and certain other provisions of those deferred compensation agreements shall continue in full force and effect as if set forth in the Directors Deferred Plan.

A Non-Employee Director, at his election, may defer receipt of his director compensation into one or more available investment options offered under the Directors Deferred Plan. As such, there will be a director compensation account for each such Non-Employee Director who chooses to participate. For amounts deferred after February 14, 2006, no amount which is initially credited to a director’s compensation account will be thereafter transferred from the Company common stock subaccount to another investment option. On or after January 1, 2007, no amount which is transferred from another investment option to the Company common stock subaccount will thereafter be transferred from the Company common stock subaccount to another investment option.

At the election of a Non-Employee Director, deferred payments generally may be made in shares of Company common stock or cash based on the fair market value of the Non-Employee Director’s director compensation account at distribution, which commences, depending upon the election made by the Non-Employee Director, upon the Non-Employee Director’s separation from service from the Company or at any age attained by the Non-Employee Director that is after age 59. A Non-Employee Director will elect the method of payment of amounts credited to his director’s compensation account in either a single lump sum payment or annual installments over a five to ten year period, payable on a quarterly basis. However, payment of amounts initially credited to a Non-Employee Director’s Company common stock subaccount on or after February 14, 2006, will be distributed to the Non-Employee Director solely in shares of Company common stock. Payment of amounts transferred from another investment option to the Company common stock subaccount on or after January 1, 2007, will be distributed to the Non-Employee Director solely in shares of Company common stock.

In addition, at the 2006 Annual Meeting of Stockholders, the stockholders approved the non-elective grant to Non-Employee Directors of an annual stock award of $15,000 (“Annual Stock Award”) to be granted at the Company’s February 2006 Committee meeting and at every February Committee meeting thereafter. The number of shares credited to the Annual Stock Award will be determined by dividing $15,000 by the average of the opening and closing price of common stock on the day of the grant of the Annual Stock Award. No transfer of any Annual Stock Award to any other account will be allowed at any time and the Annual Stock Award will be payable to the Non-Employee Director upon termination of service on the Board of Directors, in a single lump sum payment, and will be made only in shares of Company common stock.

Stock Option Program for Non-Employee Directors

At the 2006 Annual Meeting of Stockholders, the stockholders approved the Stepan Company 2006 Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan provides that, as of the date of the annual meeting of the Company’s stockholders in each of calendar years 2006, 2008, 2010 and 2012, each Non-Employee Director serving as a Director of the Company on such date will automatically be awarded a stock option to purchase the number of shares of stock determined by dividing the Non-Employee Director’s annual Director’s fee for such calendar year by the fair market value of a share of stock as of such date. The option price of each share of stock under a stock option granted to a Non-Employee Director will be equal to the fair market value of a share of stock on the date of the grant or, if greater, par value. The option price may be paid, upon exercise, in cash, in shares of stock or in any combination of cash or stock as the Non-Employee Director elects. No stock option granted to a Non-Employee Director may be exercised before the Non-Employee Director completes two continuous years of service as a Non-Employee Director following the date of the grant, or more than eight years after the date of the grant. In 2006, the Non-Employee Directors were granted a stock option on April 25, 2006, for 1,519 shares at an option price of $29.225. This option is exercisable on April 25, 2008, and will expire on April 24, 2014.

In addition, the Committee will also be able to make additional grants of stock options or stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions to be determined by the Committee in its sole discretion. The Incentive Plan sets forth restrictions upon the exercise of stock options by Non-Employee Directors upon termination of their service by reason of death, disability, retirement or otherwise. The stock options awarded to a Non-Employee Director under the Incentive Plan are in addition to the annual Director’s fee, meeting attendance fees, and the Annual Stock Award payable to the Non-Employee Director by the Company in cash or deferred compensation as discussed above.

Non-Employee Directors’ Stock Ownership Policy

Effective November 2005, the Board of Directors approved a Non-Employee Directors’ Stock Ownership Policy which requires each Non-Employee Director to own a minimum of Company stock equal in value to three times his or her current annual Director’s fee paid by the Company. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit or children, and (iii) shares held in the Non-Employee Director’s deferred compensation plan account. Unexercised stock option shares do not count towards the stock ownership requirements unless actually exercised.

The Board of Directors approved a five-year time frame for the Non-Employee Directors to acquire the requisite amount of Company stock. Typically, the Non-Employee Directors meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. As of February 2007, all Non-Employee Directors were either in full compliance with stock ownership requirements or have made the requisite amount of progress towards full compliance. Any Non-Employee Director who is not in compliance with his required stock ownership level will not be eligible for any additional, discretionary stock option grants until compliance is achieved.

Retirement Plan for Non-Employee Directors

The Company has a non-qualified, non-funded retirement income plan for the benefit of the Non-Employee Directors (the “Director Retirement Plan”). The Director Retirement Plan provides for a benefit after ten years of service of 50 percent of the annual Director’s fee at retirement plus two percent for each year served on the Board of Directors in excess of ten years with a maximum 25 years credit in excess of ten years. Effective December 31, 2005, the Director Retirement Plan was amended to provide that no other individual shall become eligible to participate in the Director Retirement Plan. In addition, all benefit accruals were frozen for current participants effective December 31, 2005. Those Non-Employee Directors who were eligible to receive benefits under the Director Retirement Plan as of December 31, 2005, will receive said benefits. Benefits commence at 70 years of age.

The pension values included in the Director Summary Compensation Table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on each participant’s frozen accrued pension benefit in the Director Retirement Plan. The actuarial assumptions are the same as used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Director Retirement Plan. The change in pension values shown in the Director Summary Compensation Table below has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values. The change in pension values shown in the Director Summary Compensation Table includes the effect of the time value of money for each director being one year closer to the retirement age (70) for the Director Retirement Plan.

For the Director Retirement Plan components included in the present value calculation, the benefit is based on the following formula:

•	The Director Retirement Plan was frozen to new participants and there are no additional benefit accruals as of December 31, 2005.

•

The normal retirement benefit is based on the sum of (1) 50% of the annual Director’s fee in effect as of December 31, 2005, and (2) 2% of the annual Director’s fee in effect as of December 31, 2005, multiplied by the years of service in excess of ten years of service.

•	Normal Retirement: age 70.

•	Early Retirement: none.

•	Years of Service: number of completed calendar years a Non-Employee Director has served on the Company’s Board of Directors. Years of service were frozen as of December 31, 2005.

The specific assumptions used in estimating present values include:

•	Assumed Retirement Age: the normal retirement age is 70 years old.

•	Discount Rate: the applicable discount rate as of December 31, 2005, and December 31, 2006, is 5.75%.

•	Mortality Table: the mortality table used is the RP2000 combined healthy table with no collar adjustment and no projected future mortality improvements.

For the current Non-Employee Directors, based on the information provided above, as of December 31, 2005 and December 31, 2006, the annual benefit for the following current Non-Employee Directors is as follows: Mr. Cadieux: $25,463; Mr. Grojean: $38,786; and Mr. Potter: $22,792.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2006.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Robert D. Cadieux	$70,900	$14,989	$5,560	$—	$11,945	$—	$103,394
Thomas F. Grojean	$65,900	$14,989	$5,560	$—	$17,460	$—	$103,909
Gregory E. Lawton	$41,600	$—	$3,797	$—	$—	$—	$45,397
Robert G. Potter	$64,900	$14,989	$5,560	$—	$9,829	$—	$95,278
Paul H. Stepan	$8,900	$14,989	$—	$—	$13,148	$—	$37,037
Edward J. Wehmer	$60,900	$14,989	$5,560	$—	$—	$—	$81,449

(1)	F. Quinn Stepan, Jr., the Company's President and Chief Executive Officer, and F. Quinn Stepan, the Company's Chairman, are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation received by Messrs. Stepan, Jr. and Stepan as employees of the Company are shown in the Summary Compensation Table. In addition, Paul H. Stepan resigned from the Board of Directors effective February 14, 2006, and thus amount includes earned compensation only through February 2006.
(2)	Reflects Annual Stock Award granted in February 2006.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each Director has the following number of stock options outstanding: Mr. Cadieux: 6,345; Mr. Grojean: 6,345; Mr. Potter: 6,345; Mr. Stepan: 4,466; and Mr. Wehmer: 1,879.
(4)	Amounts reflect the actuarial increase in the present value of the Director's benefits under the Director Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements.

REPORT OF THE AUDIT COMMITTEE

In 2006, the Company’s Audit Committee was comprised of the following Non-Employee Directors: Messrs. Cadieux, Grojean, Lawton and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2006, Mr. Cadieux served as Chairman of the Committee.

The Audit Committee has:

(a)	reviewed and discussed with management and Deloitte & Touche LLP, the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2006;

(b)	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by No. 90, Audit Committee Communications, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants;

(c)	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Independence Standards Board, and has discussed with the independent registered public accounting firm its independence from the Company and its management; and

(d)	considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Robert D. Cadieux

Thomas F. Grojean

Gregory E. Lawton

Edward J. Wehmer

AUDIT COMMITTEE

ACCOUNTING AND AUDITING MATTERS

Upon the recommendation of its Audit Committee, the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for 2007. In connection with the audits for the two most recent fiscal years, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in connection with its report on the financial statements of the Company for such time periods. Also during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s reports on the financial statements of the Company for the last two years contained neither an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Representatives of Deloitte are expected to be present at the 2007 Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

PROPOSAL: Upon the recommendation of its Audit Committee, the Board of Directors recommends to the stockholders that the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries be ratified for fiscal year 2007.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2006, and December 31, 2005, and fees billed for other services rendered by Deloitte during those periods.

	2006	2005
Audit Fees(a)	$873,300	$846,000
Audit-Related Fees(b)	0	0
Tax Fees(c)	120,500	144,200
All Other Fees(d)	1,500	1,500

Total	$995,300	$991,700

(a)	Audit Fees consist of audit work performed on the Company’s annual financial statements and review of the Company’s quarterly financial statements.
(b)	Audit-Related Fees consist of audits of employee benefit plans for which there were none performed by Deloitte in 2005 and 2006.
(c)	Tax Fees consist principally of assistance with tax return filings in certain foreign jurisdictions and preparation of expatriate tax returns.
(d)	All Other Fees consist solely of an annual subscription fee for an online accounting research tool licensed from Deloitte.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. A copy of this policy is available at no charge upon written request to the Secretary of the Company. The policy provides guidance to management as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with the rules of the SEC on auditor independence. Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the policy delegates to the Audit Committee Chairman, the authority to grant specific pre-approval between meetings provided that the Chairman report any pre-approval decision to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

STOCKHOLDER PROPOSALS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2008 Annual Meeting of Stockholders in accordance with Securities and Exchange Commission Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than November 23, 2007.

A stockholder that intends to present business at the 2008 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-laws, to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2007 Annual Meeting of Stockholders is scheduled for April 24, 2007, the Company must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 25, 2008.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

All interested parties may communicate directly with the Board of Directors, non-management directors or specified directors of the Company by submitting all communications in writing to the Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

VOTING MATTERS

In connection with any other business that may properly come before the meeting and of which the Board of Directors is not currently aware, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of a majority of the persons present and acting under the proxy.

You may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold your authority to vote for any director nominee, this has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal, making it more likely that the proposal will be approved.

In order to ensure the presence of the necessary quorum at the Annual Meeting of Stockholders, please mark, sign and return the enclosed Proxy card promptly in the envelope provided. No postage is required if mailed in the United States. Even though you sign and return your Proxy card, you are invited to attend the meeting.

By order of the Board of Directors,

KATHLEEN M. OWENS

    Assistant Secretary

Northfield, Illinois

March 22, 2007

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Stepan Company

Annual Meeting of Stockholders to be held April 24, 2007

This proxy is solicited on behalf of the Company’s Board of Directors

I, the undersigned, hereby appoint James E. Hurlbutt and Kathleen M. Owens, or either of them (the “Proxies”), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on April 24, 2007, or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the proposals set forth below:

– Election of Directors, Nominees: Gregory E. Lawton, Robert G. Potter, F. Quinn Stepan and Edward J. Wehmer.

– Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2007.

In their discretion the Proxies are authorized to vote on such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 -Gregory E. Lawton	☐	☐	02 - Robert G. Potter	☐	☐	03 - F. Quinn Stepan	☐	☐

04 - Edward J. Wehmer	☐	☐

	For	Against	Abstain
2. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2007.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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